Exhibit 99.1
Autobytel Reports Record Fourth Quarter and Full Year 2016 Results

Q4 Revenues up 11% to a Record $40.4 Million, Driven by a 219% Increase in Click Revenues

IRVINE, Calif. – March 9, 2017 – Autobytel Inc. (NASDAQ: ABTL), a pioneer and leading provider of digital automotive services connecting in-market car buyers with dealers and OEMs, reported financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Financial Summary vs. Year-Ago Quarter

●
Total revenues increased 11% to a Q4 record $40.4 million.
●
Advertising revenues increased 119% to $8.1 million, with click revenues up 219% to $6.4 million.
●
Net income was $1.4 million or $0.10 per diluted share, compared to $1.4 million or $0.10 per diluted share.
●
Non-GAAP income increased 7% to $4.7 million or $0.35 per diluted share.

Full Year 2016 Financial Summary vs. 2015

●
Total revenues increased 18% to a record $156.7 million.
●
Advertising revenues increased 133% to $24.5 million, with click revenues up 308% to $18.2 million.
●
Net income was $3.9 million or $0.29 per diluted share, compared to $4.6 million or $0.37 per diluted share.
●
Non-GAAP income increased 12% to $17.3 million or $1.30 per diluted share.

Management Commentary

“We generated record revenues in 2016 while maintaining our commitment to high-quality products for our dealer and OEM customers,” said Jeff Coats, president and CEO of Autobytel. “2016 also represented a year of integration, execution and investment as we rolled out the new usedcars.com site and completed the integration of the Dealix and AutoWeb acquisitions from 2015. Each of these acquisitions brought us important strategic assets, particularly AutoWeb, which dramatically strengthened our technology leadership in the automotive digital landscape.

“At the end of the fourth quarter, we divested our specialty finance leads product, which enables us to further dedicate time and resources to our core vehicle leads and fast-growing click products for both new and used vehicles. Our advertising-related click product from AutoWeb continues to exceed our expectations, with revenues growing more than 300% in 2016. We continue to be methodical in our rollout of this product, having only introduced it to a small number of our dealer and OEM customers thus far. We also experienced approximately 98% customer retention with the product in 2016, further validating its exceptional quality of high-intent consumer traffic.

“Given the strong momentum of our click products, we will continue to invest in new traffic sources to determine the channels that provide the highest quality, in-market consumers. We believe this will ultimately maximize the growth potential of our click products as we make it available to many more of our thousands of dealer and OEM customers during 2017 and beyond. Regardless of the channel or product, we will continue to help our customers sell more new and used cars, while making the path to purchase easier and more enjoyable for consumers.”

Fourth Quarter 2016 Financial Results

Total revenues in the fourth quarter of 2016 increased 11% to a Q4 record $40.4 million compared to $36.4 million in the year-ago quarter. The increase was primarily driven by an increase in advertising click revenues, as well as growth in wholesale lead revenues. Revenues generated from automotive leads and services were relatively flat at $30.8 million compared to $31.1 million one year ago, despite the reduction in volume from thousands of lower quality leads which were eliminated over the course of 2016 and replaced primarily by additional investment in generating increased volume of higher quality, internally-generated leads.

Advertising revenues increased 119% to $8.1 million compared to $3.7 million in the year-ago quarter. The increase was due to a significant increase in click revenue driven by growth and continued investment in the company’s AutoWeb products. Even with seasonal headwinds, click revenue increased 16% compared to the third quarter of 2016.

Gross profit in the fourth quarter increased to $14.6 million compared to $14.5 million in the year-ago quarter. In line with the company’s expectations, gross margin was 36.2% compared to 39.7% one year ago due primarily to an increase in traffic acquisition costs. The company expects gross margin to continue in the mid-30% range over the next several quarters as it focuses on increased traffic and technology development and the optimization of traffic acquisition costs. However, the company does expect to generate growth of incremental gross profit dollars in 2017.

Total operating expenses in the fourth quarter were $12.8 million, roughly flat when compared to the prior-year. As a percentage of revenues, total operating expenses were 31.7% compared to 35.5% in the fourth quarter of 2015, with the improvement driven by considerable operating leverage.

Net income in the fourth quarter of 2016 was $1.4 million or $0.10 per diluted share, essentially unchanged compared to the year-ago quarter.

Non-GAAP income increased 7% to $4.7 million or $0.35 per diluted share, compared to $4.4 million or $0.33 per diluted share in the fourth quarter of 2015 (see "Note about Non-GAAP Financial Measures" below for further discussion).

At December 31, 2016, cash and cash equivalents increased 61% to $38.5 million compared to $24.0 million at December 31, 2015. Total debt was reduced to $23.1 million compared to $27.0 million at December 31, 2015.

Full Year 2016 Financial Results

Total revenues in 2016 increased 18% to a record $156.7 million compared to $133.2 million in 2015. Revenues generated from automotive leads and services increased 8% to $125.8 million compared to $116.2 million in 2015. Retail revenues increased to $53.6 million compared to $53.5 million in 2015, and wholesale revenues increased 15% to $72.2 million compared to $62.6 million.

Advertising revenues increased 133% to $24.5 million compared to $10.5 million in 2015, with click revenues up 308% to $18.2 million compared to $4.5 million in 2015.

Gross profit in 2016 increased 12% to $57.9 million compared to $51.6 million in 2015. As a percentage of revenues, gross profit was 37.0% compared to 38.8%.

Total operating expenses in 2016 were $51.8 million compared to $43.9 million in 2015. As a percentage of revenues, total operating expenses were 33.1% compared to 32.9%.

Net income in 2016 was $3.9 million or $0.29 per diluted share, compared to $4.6 million or $0.37 per diluted share in 2015.

Non-GAAP income increased 12% to $17.3 million or $1.30 per diluted share, compared to $15.4 million or $1.22 per diluted share in 2015.

2017 Business Outlook

Autobytel expects revenue to range between $156.0 million and $160.0 million, representing an increase of approximately 4% to 7% from 2016. The company also expects non-GAAP income to range between $16.8 million and $17.3 million, representing an increase of up to approximately 3% from 2016, with non-GAAP diluted EPS ranging between $1.24 and $1.28 on 13.5 million shares. Note that for comparative purposes, the foregoing percentage growth calculations, and the 2016 non-GAAP diluted EPS, exclude 2016 revenues, non-GAAP income and non-GAAP EPS related to the company’s specialty finance leads product that was divested on December 31, 2016.

The company has not provided a reconciliation of its 2017 non-GAAP income or non-GAAP diluted EPS guidance to the most directly comparable GAAP financial measures because the effect, timing and potential significance of the effects of tax considerations, primarily related to the company’s net operating loss carryforwards, are out of the company's control and/or cannot be reasonably predicted. Consequently, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Conference Call

Autobytel will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2016 results, followed by a question-and-answer session.

Date: Thursday, March 9, 2017
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-852-2929
International dial-in number: 1-404-991-3925
Conference ID: 77540425

During the call, Autobytel management will refer to a supplementary slide presentation, which will be available for download in the Investor Relations section of the company's website.

The conference call will also be broadcast live at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations"). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those who will be joining the call by phone, please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 17, 2017. The call will also be archived in the Investor Relations section of Autobytel's website for one year.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 77540425

Tax Benefit Preservation Plan

At December 31, 2016, the company had approximately $75.8 million in available net operating loss carryforwards ("NOLs") for U.S. federal income tax purposes. The company's Tax Benefit Preservation Plan ("Plan") was adopted by the company's Board of Directors to preserve the company's NOLs and other tax attributes and thus reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code. Any such change of ownership under Section 382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes. Rights issued under the Plan could be triggered upon the acquisition by any person or group of 4.9% or more of the company's outstanding common stock and could result in substantial dilution of the acquirer's percentage ownership in the company. As of March 6, 2017, there were 11,021,490 shares of the company’s common stock, $0.001 par value, outstanding. There is no guarantee that the Plan will achieve the objective of preserving the value of the company's NOLs. For more information, please visit http://investor.autobytel.com/tax.cfm.

About Autobytel Inc.

Autobytel Inc. provides high quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Note about Non-GAAP Financial Measures

In this press release, Autobytel has disclosed non-GAAP income and non-GAAP EPS, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2016 and 2015 fourth quarter. The company defines (i) non-GAAP income as GAAP net income before amortization of acquired intangibles, non-cash stock-based compensation, acquisition costs, severance costs, gain or loss on investment or sale, litigation settlements and income taxes; and (ii) non-GAAP EPS as non-GAAP income divided by weighted average diluted shares outstanding. Note that for comparative purposes, the percentage growth calculations, and the 2016 non-GAAP diluted EPS, included above under the heading “2017 Business Outlook” exclude 2016 revenues, non-GAAP income and non-GAAP EPS related to the company’s specialty finance leads product that was divested on December 31, 2016. The company's management believes that presenting non-GAAP income and non-GAAP EPS, and the exclusion of the 2016 revenues, non-GAAP income and non-GAAP EPS related to the company’s specialty finance leads product from the forward-looking guidance provided above, provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations and are better metrics for monitoring the company's performance given the effects of the company's NOLs, acquisitions and non-cash stock based compensation and the divestiture of the specialty finance leads product. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure. Tables providing reconciliations of non-GAAP income and non-GAAP EPS to the most directly comparable financial measure or measures is included at the end of this press release.

Forward-Looking Statements Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” “pending,” “plans,” “believes,” “will” and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that (i) given the strong momentum of our click products, the company will continue to invest in new traffic sources to determine the channels that provide the highest quality, in-market consumers; (ii) the company believes this investment in new traffic sources will ultimately maximize the growth potential of its click products as the company makes it available to many more of its thousands of dealer and OEM customers during 2017 and beyond; (iii) regardless of the channel or product, the company will continue to help its customers sell more new and used cars, while making the path to purchase easier and more enjoyable for consumers; (iv) the company expects gross margin to continue in the mid-30% range over the next several quarters as it focuses on increased traffic and technology development and the optimization of traffic acquisition costs; (v) the company does expect to generate growth of incremental gross profit dollars in 2017 (vi) the company expects its 2017 revenue to range between $156.0 million and $160.0 million, representing an increase of approximately 4% to 7% from 2016; (vii) the company expects its 2016 non-GAAP income to range between $16.8 million and $17.3 million, representing an increase of up to approximately 3% from 2016; and (viii) the company expects its 2017 non-GAAP diluted EPS to range between $1.24 and $1.28 on 13.5 million shares (noting that for comparative purposes, the foregoing  percentage growth calculations, and the 2016 non-GAAP diluted EPS, exclude 2016 revenues, non-GAAP income and non-GAAP EPS related to the  company’s specialty finance leads product that was divested on December 31, 2016), are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company's stock.

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$38,512	$23,993
Short-term investment	251	-
Accounts receivable (net of allowances for bad debts and customer credits of $1,015 and $1,045 at December 31, 2016 and December 31, 2015, respectively)	33,634	28,091
Deferred tax asset	4,669	3,642
Prepaid expenses and other current assets	901	1,276
Total current assets	77,967	57,002
Property and equipment, net	4,430	4,296
Investments	680	680
Intangible assets, net	23,783	29,515
Goodwill	42,821	42,903
Long-term deferred tax asset	14,799	17,820
Other assets	801	1,372
Total assets	$165,281	$153,588

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,764	$7,643
Accrued employee-related benefits	4,530	3,945
Other accrued expenses and other current liabilities	8,315	6,799
Current portion of term loan payable	6,563	5,250
Total current liabilities	29,172	23,637
Convertible note payable	1,000	1,000
Long-term portion of term loan payable	7,500	12,750
Borrowings under revolving credit facility	8,000	8,000
Total liabilities	45,672	45,387

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized
Series A Preferred stock, none issued and outstanding	-	-
Series B Preferred stock, 168,007 shares issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 11,012,625 and 10,626,624 shares issued and outstanding, as of December 31, 2016 and December 31, 2015, respectively	11	11
Additional paid-in capital	350,022	342,485
Accumulated deficit	(230,424)	(234,295)
Total stockholders' equity	119,609	108,201
Total liabilities and stockholders' equity	$165,281	$153,588

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2016	2015	2016	2015

Revenues:
Lead fees	$31,978	$32,198	$130,684	$120,678
Advertising	8,095	3,688	24,508	10,534
Other revenues	305	535	1,492	2,014
Total revenues	40,378	36,421	156,684	133,226
Cost of revenues	25,777	21,947	98,771	81,586
Gross profit	14,601	14,474	57,913	51,640

Operating expenses:
Sales and marketing	4,092	4,527	18,118	15,956
Technology support	3,211	3,788	13,986	11,740
General and administrative	4,257	3,335	14,663	13,189
Depreciation and amortization	1,259	1,298	5,068	3,106
Litigation settlements	(25)	(33)	(50)	(108)
Total operating expenses	12,794	12,915	51,785	43,883
Operating income	1,807	1,559	6,128	7,757
Interest and other income (expense), net	1,202	868	558	322
Income before income tax provision	3,009	2,427	6,686	8,079
Income tax provision	1,631	1,041	2,815	3,433
Net income and comprehensive income	$1,378	$1,386	$3,871	$4,646

Basic earnings per common share	$0.13	$0.13	$0.36	$0.47
Diluted earnings per common share	$0.10	$0.10	$0.29	$0.37

Shares used in computing earnings per common share (in thousands):
Basic	10,862	10,427	10,673	9,907
Diluted	13,369	13,397	13,303	12,662

AUTOBYTEL INC.
RECONCILIATION OF NON-GAAP INCOME / EPS
(Amounts in thousands, except per-share data)
	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015

Net income (loss)	$(676)	$773	$430	$871	$2,738	$1,615	$1,378	$1,386	$3,871	$4,646
Amortization of acquired intangibles	1,426	376	1,403	512	1,509	667	1,387	1,436	5,726	2,992
Non-cash stock based compensation
Cost of revenues	14	25	15	38	19	43	20	44	67	150
Sales and marketing	633	140	341	146	384	153	419	273	1,777	713
Technology support	329	71	92	151	77	201	86	87	586	509
General and administrative	388	417	418	217	460	287	716	264	1,982	1,185
Total non-cash stock-based compensation	1,364	653	866	552	940	684	1,241	668	4,412	2,557
Acquisition costs	429	-	148	925	-	726	5	537	582	2,189
Severance costs	839	330	-	-	-	-	518	-	1,357	330
Litigation settlements	(5)	(25)	4	(25)	(24)	(25)	(25)	(33)	(50)	(108)
Gain (loss) on investment	-	-	-	-	-	-	777	(636)	777	(636)
Gain on disposal	-	-	-	-	-	-	(2,184)	-	(2,184)	-
Income taxes	(432)	257	305	647	1,312	1,488	1,631	1,041	2,815	3,433

Non-GAAP income	$2,945	$2,364	$3,156	$3,482	$6,475	$5,155	$4,728	$4,399	$17,306	$15,403

Weighted average diluted shares	13,346	11,097	13,295	11,057	13,337	11,540	13,369	13,397	13,303	12,662

Diluted GAAP EPS	$(0.06)	$0.07	$0.03	$0.08	$0.21	$0.14	$0.10	$0.10	$0.29	$0.37
EPS impact of adjustments	0.27	0.14	0.21	0.24	0.28	0.31	0.25	0.22	1.01	0.85
Non-GAAP EPS	$0.22	$0.21	$0.24	$0.31	$0.49	$0.45	$0.35	$0.33	$1.30	$1.22

AUTOBYTEL INC.
RECONCILIATION TO REFLECT DIVESTITURE OF
SPECIALTY FINANCE LEADS PRODUCT
(Amounts in millions, except per-share data)

	Twelve months ended December 31, 2016
	GAAP	Non-GAAP	Non-GAAP
	Revenue	Income	EPS

Unadjusted	$156.7	$17.3(1)	$1.30(1)
Finance leads	(6.3)	(0.5)	(0.03)
	$150.4	$16.8	$1.27

(1) See reconciliation of Non-GAAP Income/EPS to comparable GAAP measures in table above.

Company Contact
Kimberly Boren
Chief Financial Officer
949-862-1396
kimb@autobytel.com

Investor Relations
Cody Slach or Sean Mansouri
Liolios
949-574-3860
ABTL@liolios.com